EXHIBIT 99.1

Rhino Resource Partners LP Announces Fourth Quarter 2015 Financial and Operating Results

LEXINGTON, Ky., March 25, 2016 (GLOBE NEWSWIRE) -- Rhino Resource Partners LP (OTCQB:RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended December 31, 2015. For the quarter, the Partnership reported a net loss of $34.0 million and Adjusted EBITDA of $1.9 million, compared to a net loss of $60.7 million and Adjusted EBITDA of $2.8 million in the fourth quarter of 2014. Approximately $27.1 million of asset impairment and related charges impacted the net loss for the quarter ended December 31, 2015. Approximately $45.3 million of asset impairment and related charges impacted the net loss for the quarter ended December 31, 2014, as well as an additional $5.9 million impairment charge related to the Rhino Eastern joint venture investment. Diluted net loss per common unit was $1.14 for the quarter compared to diluted net loss per common unit of $2.03 for the fourth quarter of 2014. Total revenues for the quarter were $39.6 million, with coal sales generating $31.6 million of the total, compared to total revenues of $61.9 million and coal revenues of $52.5 million in the fourth quarter of 2014. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions have been paid for common or subordinated units for the quarter ended December 31, 2015.

Joe Funk, President and Chief Executive Officer of Rhino’s general partner, stated, “We successfully executed many transactions during the past year to reduce our debt and enhance the Partnership’s cash flow and liquidity during these challenging market conditions. We generated over $13 million of proceeds from the sale of non-core assets that we utilized to reduce our debt. Our proactive focus on the Partnership’s cash flow and ability to obtain value from non-core assets allowed us to reduce our debt balance with approximately $41 million drawn on the bank line of credit at the end of December, which is over $13 million lower compared to the prior year-end balance. Our balance sheet remains strong with this relatively low debt level compared to many competitors in the coal industry along with our low level of legacy liabilities.

The continued suspension of the common unit distribution and the lowering of our cost structure, including the elimination of over $4 million of annual administrative and other expenses, has continued to optimize our cash flow as we look to preserve the long-term value of the Partnership. Our focus on the justification of capital purchases has also helped to preserve our liquidity during these challenging times. We believe our focus on cost and productivity improvements at our ongoing core operations will provide us the flexibility to explore investments that will provide additional cash flow, which we believe will enhance the long-term value of the Partnership.

Royal Energy Resources, Inc.'s (OTCQB:ROYE) (“Royal”) completed acquisition of the controlling interests in the Partnership allows us to commence with various steps to grow the Partnership from our existing asset platform. We look forward to utilizing Royal’s insight and market strategies that will provide new relationships and business opportunities for Rhino to grow our cash flow in the future.

Our continued focus on safety at all of our operations has been a top priority as we navigate through these difficult market conditions. Persistent low natural gas prices have continued to adversely affect the coal markets. The majority of our Central Appalachia mining operations were idle in the fourth quarter as we continued to monetize our Central Appalachia inventory in the quarter to generate cash for the Partnership. We have resumed mining operations at a majority of our Central Appalachia operations in 2016 to fulfill customer contracts that we secured for the upcoming year. Future market conditions will determine the duration that our remaining Central Appalachia operations remain idle.

Our Pennyrile mine has increased productivity in its mining operations since its initial startup last year. During the fourth quarter, we expanded the processing capacity of the Pennyrile coal preparation plant to fulfill current long-term contracts, which has helped to reduce costs at this operation. Productivity improvements at Pennyrile have lowered costs and improved the coal recovery rates at this operation. We are fully contracted for 2016 at Pennyrile with 1.2 million tons forecast to be produced and sold this year. We believe Pennyrile will be a positive cash flow provider for the Partnership in 2016 at these production and sales levels, which has been substantiated based upon Pennyrile’s results thus far in early 2016. Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

In Northern Appalachia, our cost structure has improved at our Hopedale operation, but we believe the production of low-priced natural gas in this region has continued to reduce the demand for Northern Appalachia steam coals. We experienced delays from customers accepting shipments from Hopedale that adversely affected our Northern Appalachia results in the quarter. We have successfully negotiated with our Hopedale customers to ship their 2015 carryover tons in 2016 and we continue to seek acceptable sales contracts for the remainder of Hopedale’s 2016 open sales position. Our Sands Hill operation continued to produce positive results in the quarter and this operation remains fully contracted for 2016. We continued to manage the coal quality issues at our Castle Valley operation during the quarter and a force majeure at one of Castle Valley's customers in the fourth quarter adversely affected results from this operation. Castle Valley remains fully contracted for 2016 and we expect it to be a positive cash flow producer for the Partnership in the coming year.”

Coal Operations Update

Pennyrile

  Pennyrile’s long-term sales contracts have committed sales of 1.2 million tons in 2016 and 1.35 million tons in 2017.
  Rhino has expanded the processing capacity of the Pennyrile coal preparation plant to fulfill current long-term contracts, which has helped to reduce costs at this operation.
  Productivity improvements at Pennyrile have lowered costs and improved the coal recovery rates at this operation.
  Rhino’s Pennyrile operations produced approximately 219,000 tons during the fourth quarter while coal sales were approximately 242,000 tons.
  Pennyrile’s sales are fully contracted through 2016 and 2017 at current production levels.

Northern Appalachia

  Rhino’s cost of operations per ton improved year-over-year as mining conditions improved at Hopedale. For the fourth quarter, year-over-year coal revenues per ton decreased $3.31 to $55.15 due to a higher mix of lower priced tons from our Sands Hill operation.
  Sales volume was 139,000 tons, versus 257,000 tons in the prior year and 264,000 tons in the prior quarter. Sales were constrained in the quarter due to customers delaying shipments from our Hopedale operation.
  Sales at Rhino’s Sands Hill operations in Northern Appalachia are fully contracted through 2016.

Rhino Western

  Coal revenues per ton in the quarter decreased to $36.96 versus $40.51 in the prior year and $37.13 in the prior quarter. Coal revenues per ton decreased due to lower contracted prices for coal from Rhino’s Castle Valley mine. Sales volume was 218,000 tons versus 301,000 tons in the prior year and 234,000 tons in the prior quarter.
  Cost of operations per ton was $34.96 versus $34.74 in the prior year and $30.91 in the prior quarter. Castle Valley had lower maintenance and other expenses in the prior quarter, which led to the quarter-to-quarter increase in cost of operations per ton.
  Castle Valley’s sales remain fully contracted through 2016.

Central Appalachia

  Coal revenues per ton in the quarter was $63.20 versus $69.16 in the prior year and $49.59 in the prior quarter.  Metallurgical coal revenue per ton in the quarter was $97.30 versus $75.59 in the prior year and $81.85 in the prior quarter. Steam coal revenue in the quarter was $42.84 per ton versus $65.32 in the prior year and $44.39 in the prior quarter. Sales volume was 75,000 tons in the quarter versus 274,000 in the prior year and 232,000 tons in the prior quarter.
  Cost of operations per ton in the quarter was $91.33 versus $65.10 in the prior year and $65.98 in the prior quarter.
  Rhino’s Central Appalachia mining operations were idle in the fourth quarter to reduce excess inventory stockpiles, which caused the increase in cost of operations per ton in the quarter compared to the prior year and the prior quarter.
  Rhino resumed mining operations at a majority of its Central Appalachia operations in 2016 to fulfill customer contracts that were secured for 2016. Future market conditions will determine the duration that the remaining Central Appalachia operations remain idle.

Royal Acquisition and Capital Transaction

On March 17, 2016, Royal completed the acquisition of all of the issued and outstanding membership interests of Rhino GP LLC as well as 9,455,252 issued and outstanding subordinated units from Wexford Capital LP. Royal obtained control of, and a majority limited partner interest, in the Partnership with the completion of this transaction. Immediately subsequent to the consummation of the transaction, the following members of the board of directors of Rhino GP LLC tendered their resignations effective immediately: Mark Zand, Philip Braunstein, Ken Rubin, Arthur Amron, Douglas Lambert and Mark Plaumann. As the owner of the General Partner, Royal has the right to appoint the members of the board of directors of the General Partner and so appointed the following individuals as new directors to fill the vacancies resulting from the resignations: William Tuorto, Ronald Phillips, Michael Thompson, Ian Ganzer, Douglas Holsted, Brian Hughs and David Hanig.

On March 21, 2016, the Partnership and Royal entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Partnership issued 60,000,000 common units in the Partnership to Royal in a private placement at $0.15 per common unit for an aggregate purchase price of $9.0 million. Royal paid the Partnership $2.0 million in cash and delivered a promissory note payable to the Partnership in the amount of $7.0 million. The promissory note is payable in three installments: (i) $3.0 million on July 31, 2016; (ii) $2.0 million on or before September 30, 2016 and (iii) $2.0 million on or before December 31, 2016. In the event the disinterested members of the board of directors of the General Partner determine that the Partnership does not need the capital that would be provided by either or both installments set forth in (ii) and (iii) above, in each case, the Partnership has the option to rescind Royal’s purchase of 13,333,333 common units and the applicable installment will not be payable (each, a “Rescission Right”). If the Partnership fails to exercise a Rescission Right, in each case, the Partnership has the option to repurchase 13,333,333 common units at $0.30 per common unit from Royal (each, a “Repurchase Option”). The Repurchase Options terminate on December 31, 2017. Royal’s obligation to pay any installment of the promissory note is subject to certain conditions, including that the Operating Company has entered into an agreement to extend the Amended and Restated Credit Agreement, as amended, to a date no sooner than December 31, 2017. In the event such conditions are not satisfied as of the date each installment is due, Royal has the right to cancel the remaining unpaid balance of the promissory note in exchange for the surrender of such number of common units equal to the principal balance of the promissory note divided by $0.15.

Debt Amendment

On March 17, 2016, the Partnership and certain of its subsidiaries, as guarantors, entered into an amendment (the “Fourth Amendment”) of its amended and restated credit agreement. The Fourth Amendment amends the definition of change of control in the amended and restated credit agreement to permit Royal to purchase the membership interests of the General Partner and sets the expiration date of the facility at July 2016. The Fourth Amendment reduces the borrowing capacity under the credit facility to a maximum of $80 million and reduces the amount available for letters of credit to $30 million. The Fourth Amendment eliminates the option to borrow funds utilizing the LIBOR rate plus an applicable margin and establishes the borrowing rate for all borrowings under the facility to be based upon the current PRIME rate plus an applicable margin of 3.50%. The Fourth Amendment eliminates the capability to make Swing Loans under the facility and eliminates the ability of the Partnership to pay distributions to its common or subordinated unitholders. The Fourth Amendment alters the maximum leverage ratio, calculated as of the end of the most recent month, on a trailing twelve month basis, to 6.75 to 1.00. The leverage ratio shall be reduced by 0.50 to 1.00 for every $10 million of net cash proceeds, in the aggregate, received by the Partnership after the date of the Fourth Amendment from a liquidity event; provided, however, that in no event shall the maximum permitted leverage ratio be reduced below 3.00 to 1.00. A liquidity event is defined in the Fourth Amendment as the issuance of any equity by the Partnership on or after the Fourth Amendment effective date (other than the Royal equity contribution discussed above), or the disposition of any assets by the Partnership. The Fourth Amendment requires the Partnership to maintain minimum liquidity of $5 million and minimum EBITDA, calculated as of the end of the most recent month, on a trailing twelve month basis, of $8 million. The Fourth Amendment limits the amount of the Partnership’s capital expenditures to $15 million, calculated as of end of the most recent month, on a trailing twelve month basis. The Fourth Amendment requires the Partnership to provide monthly financial statements and a weekly rolling thirteen week cash flow forecast to the administrative agent.

Taylorville Land Sale

On December 30, 2015, the Partnership completed the sale of its land surface rights for the Taylorville property in central Illinois for approximately $7.2 million in net proceeds. The sale agreement allows the Partnership to retain the mining permit and control of the proven and probable coal reserves at the Taylorville property as the Partnership has the option to repurchase the rights to the land within seven years from the date of the sale agreement. In accordance with appropriate accounting guidance, since the Partnership has the option to repurchase the rights to the land, the transaction has been accounted for as a financing arrangement rather than a sale.

Asset Impairments-2015

As the prolonged weakness in the United States coal markets continued during 2015, the Partnership performed a comprehensive review of its current coal mining operations as well as potential future development projects to ascertain any potential impairment losses. The Partnership identified various properties, projects and operations that were potentially impaired based upon changes in its strategic plans, market conditions or other factors, specifically in Northern Appalachia where market conditions related to the Partnership’s operations deteriorated in the fourth quarter of 2015. The Partnership believes that an oversupply of coal being produced in Northern Appalachia has contributed to depressed coal prices from this region. The Partnership believes the oversupply of coal has been created due to historically low natural gas prices in this region, which competes with coal as a source of electricity generation. Utilities have chosen cheap natural gas for electricity generation over coal and, additionally, the Partnership believes the amount that the utilities’ power plants have been dispatched for electricity generation has fallen due to low electricity demand. The production of natural gas from the Utica Shale and Marcellus Shale regions that are located within the Northern Appalachian region have kept natural gas prices low and larger coal producers have low-cost long-wall mines in Northern Appalachia that can compete to sell lower priced coal to utilities that still require coal supplies in this region. The Partnership believes this combination of factors have decreased coal prices in Northern Appalachia to levels where certain current operations as well as future plans for the development of the Leesville Field will be unprofitable in the near term. In addition to impairment charges related to certain Northern Appalachia operations, the Partnership also recorded asset impairment and related charges for the sale of the Deane mining complex and an impairment loss for intangible assets that are discussed further below. The Partnership recorded approximately $27.1 million of total asset impairment and related charges for the quarter ended December 31, 2015.

Hopedale Mining Complex

The Partnership owns the Hopedale mining complex located in Northern Appalachia. Hopedale had long-term coal sales contracts with two utility customers that officially expired at the end of 2015, but had carry-over provisions for contracted coal shipments that were not delivered in 2015 that are to be shipped in 2016. These carry-over tons under these sales contracts have prices well above current market levels for coal being sold in this region, but do not constitute annual coal sales volumes that Hopedale has historically been able to sell. The Partnership has been unsuccessful in securing any contracted sales business at profitable prices for Hopedale coal to replace these expiring sales contracts due to the depressed Northern Appalachia coal market conditions discussed above. Based upon these factors, the Partnership performed a detailed analysis of potential impairment for the Hopedale mining complex as of December 31, 2015. Based on this analysis, the Partnership recorded total asset impairment and related charges of $19.0 million for the Hopedale mining complex during the quarter ended December 31, 2015.

Sands Hill Mining Complex

The Partnership owns the Sands Hill mining complex in Northern Appalachia. In addition to coal production, limestone aggregate is also produced at Sands Hill as the process of removing overburden to access the coal seams includes the removal of high quality limestone. Sands Hill has contracted coal sales through the end of 2016 from its surface coal mine operations, but no contracted coal sales beyond this date. Limestone is sold on a non-contracted basis from Sands Hill’s operation.

During 2015, the Partnership contracted with a third party engineering firm to perform an audit of the Partnership’s coal mineral. As part of the third party expert’s audit, they performed an independent pro forma economic analysis using industry-accepted guidelines and these were used, in part, to classify coal mineral as either proven and probable coal reserves or non-reserve coal deposits, based on current market conditions. In the depressed Northern Appalachia coal market environment described above, a majority of the Sands Hill coal mineral that had previously been classified as proven and probable coal reserves was re-classified as non-reserve coal deposits as of December 31, 2015 due to unfavorable projected economic performance. The Partnership’s long-term plan had previously included the eventual development of underground coal reserves at Sands Hill, which were reclassified to non-reserve coal deposits as of December 31, 2015 per the discussion above. However, due to the lack of contracted sales beyond year-end 2016 and the depressed Northern Appalachia coal market discussed above, the Partnership decided as of December 31, 2015 to no longer pursue the development of the underground coal deposits at Sands Hill. Thus, the Partnership will cease surface coal mining at the end of 2016 when its Sands Hill contracted coal sales are fulfilled. The Partnership currently plans to continue limestone sales into 2017 since adequate limestone inventory will remain once coal mining has ceased. Based upon the factors that led to the Partnership’s decision to discontinue coal mining at Sands Hill as of year-end 2016, the Partnership performed a detailed analysis of potential impairment for the Sands Hill mining complex. Based on this analysis, the Partnership recorded total asset impairment and related charges of $5.7 million for the Sands Hill mining complex during the quarter ended December 31, 2015.

Leesville Field

The Partnership owns the Leesville field that is located in the Northern Appalachia coal region in eastern Ohio and is approximately 20 miles north of the Partnership’s Hopedale mining complex. The Leesville field is an undeveloped property that contains approximately 27.9 million tons of coal mineral that was classified as non-reserve coal deposits as of December 31, 2015. Prior to 2015, the Leesville field coal mineral had been classified as proven and probable coal reserves. The Leesville field coal mineral that had previously been classified as proven and probable coal reserves was re-classified as non-reserve coal deposits due to unfavorable projected economic performance based upon the third party engineering firm’s audit of the Partnership’s coal mineral that was discussed above. The Partnership’s long-term plan had included the eventual development of Leesville field to supplement the production from the Partnership’s nearby Hopedale mining complex because the coal qualities at Leesville closely matched the coal qualities at Hopedale. However, due to the recent downturn in the coal markets in Northern Appalachia discussed above, the reclassification of the Leesville field coal mineral to non-reserve coal deposits and the difficult economic conditions being experienced at Hopedale discussed above, the Partnership decided to reevaluate its plans for the Leesville field and examine this undeveloped property for potential impairment. The Partnership believes that the Leesville field mineral would be uneconomic to produce in current market conditions, which are not expected to improve in the near future. Based on the current depressed state of the Northern Appalachia coal markets and market transactions of other coal assets where third parties are paying little or no compensation for coal mining assets and just assuming any reclamation liabilities, the Partnership determined the Leesville field asset group had zero value as of December 31, 2015. The Partnership recorded total asset impairment and related charges of $3.5 million for the Leesville field during the quarter ended December 31, 2015.

Deane Mining Complex

On October 30, 2015, the Partnership executed a binding letter of intent with a third party for the purchase of the Partnership’s Deane mining complex. The sale of the Deane mining complex was completed on December 30, 2015. The Deane mining complex is located in eastern Kentucky and includes one underground mine that was idle during 2015. The infrastructure at the Deane mining complex consists of a preparation plant and a unit train loadout facility. The sale of the Deane complex transferred the underground mine, related equipment, the preparation plant and loadout facility in exchange for $2.0 million in the form of a promissory note receivable from the third party, while the Partnership also retained the mineral rights for the proven and probable steam coal reserves at this complex. The Deane mining complex sale also included a royalty agreement with the third party pursuant to which the Partnership will collect future royalties for coal mined and sold from the Deane complex. The sale of the Deane mining complex also relieved the Partnership of significant reclamation liabilities and bonding requirements. The Partnership recorded an impairment charge of approximately $2.3 million during the third quarter ended September 30, 2015 and the Partnership ceased depreciation of this asset group at this time. Upon the completion of the sales agreement for the Deane mining complex, the Partnership removed the assets and liabilities related to this mining complex, which resulted in a gain of $0.4 million that was record in the Asset impairment and related charges line of the unaudited condensed consolidated statements of operations.

Bevins Branch Operation

The Partnership had a steam coal surface mine operation in eastern Kentucky (referred to as “Bevins Branch”) in its Central Appalachia segment that was idled during mid-2014 as that location’s contract with its single customer expired at that time. In May 2015, the Partnership finalized a contractual agreement with a third party to assume the Bevins Branch operation. As of December 31, 2015, the Partnership removed the assets and liabilities related to this mining complex, which resulted in a gain of $1.2 million that was record in the Asset impairment and related charges line of the unaudited condensed consolidated statements of operations.

Intangible Asset Impairment

The Partnership had a licensing agreement with a third party that was attempting to develop a commercially viable roof bolt product that utilized the intellectual property of our patent and developed technology intangible assets. In the fourth quarter of 2015, the third party notified Rhino that they would not renew the licensing agreement and pursue the development of the product that would utilize our patent and developed technology. Based on the third party’s decision to discontinue the license agreement, the Partnership performed an impairment analysis of our patent and developed technology intangible assets. This analysis determined these intangible assets had no realizable value since Rhino could not market these assets to another third party for development and the Partnership could not internally develop a product utilizing the technology of these intangible assets. During the quarter ended December 31, 2015, the Partnership recorded an impairment charge of approximately $0.5 million to reduce the carrying amount of the patent and developed technology intangible assets to zero.

Capital Expenditures

  Rhino’s total capital expenditures decreased approximately $3.6 million this quarter compared to the prior year as the Partnership continues its focus on justifying capital expenditures.
  Maintenance capital expenditures for the fourth quarter were approximately $0.4 million.
  Expansion capital expenditures for the fourth quarter were approximately $0.7 million, which consisted of funding the completed development of Pennyrile.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Year 2016		Year 2017
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$50.57	1,783,762	$49.08	1,350,000
Rhino Western	$38.95	1,037,617	$39.00	300,000
Central Appalachia	$60.14	433,986	$54.75	264,000
Total	$48.14	3,255,365	$48.28	1,914,000

Debt Classification

The Partnership evaluated its amended and restated senior secured credit facility at December 31, 2015 to determine whether this debt liability should be classified as a long-term or current liability on the Partnership’s consolidated statements of financial position. In April 2015, the Partnership entered into a third amendment to its amended and restated senior secured credit facility. The third amendment extended the expiration date of the amended and restated credit agreement to July 2017. The extension was contingent upon (i) the Partnership’s leverage ratio being less than or equal to 2.75 to 1.0 and (ii) the Partnership having liquidity greater than or equal to $15 million, in each case for either the quarter ending December 31, 2015 or March 31, 2016. If both of these conditions were not satisfied for one of such quarters, the expiration date of the amended and restated credit agreement would revert to July 2016. As of December 31, 2015, the conditions for the extension of the credit facility were not met as the Partnership’s leverage ratio was 3.2 to 1.0 and liquidity was approximately $1.1 million. In March 2016, the Partnership amended its amended and restated senior secured credit facility where the expiration date was set to July 2016. The Partnership is working with its lenders to extend the amended and restated credit agreement to December 2017. Since the credit facility has an expiration date of July 2016, the Partnership determined that its credit facility debt liability of $41.2 million at December 31, 2015 should be classified as a current liability on its consolidated statements of financial position. The classification of the Partnership’s credit facility balance as a current liability raises substantial doubt of the Partnership’s ability to continue as a going concern for the next twelve months. The Partnership is also considering alternative financing options that could result in a new long-term credit facility. Since the credit facility has an expiration date of July 2016, the Partnership will have to secure alternative financing to replace its credit facility by the expiration date of July 2016 or extend the current facility in order to continue its normal business operations and meet its obligations as they come due.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino’s proportionate share of these expense items from the Rhino Eastern LLC joint venture incurred in prior periods prior to its dissolution in January 2015, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended December 31, 2015 included:

  Adjusted EBITDA from continuing operations of $1.9 million and net loss from continuing operations of $34.0 million compared to Adjusted EBITDA from continuing operations of $2.9 million and a net loss from continuing operations of $60.6 million in the fourth quarter of 2014. Approximately $27.1 million of asset impairment and related charges impacted the net loss for the quarter ended December 31, 2015. Approximately $45.3 million of asset impairment and related charges impacted the net loss for the quarter ended December 31, 2014, as well as an additional $5.9 million impairment charge related to the Rhino Eastern joint venture investment. Including a net loss from discontinued operations of approximately $0.1 million, total net loss and Adjusted EBITDA for the three months ended December 31, 2014 were $60.7 million and $2.8 million, respectively. Rhino did not have any income or loss from discontinued operations in the fourth quarter of 2015.
  Basic and diluted net loss per common unit from continuing operations of $1.14 compared to basic and diluted net loss per common unit from continuing operations of $2.03 for the fourth quarter of 2014.
  Coal sales were 0.7 million tons, which was a decrease of 30.8% compared to the fourth quarter of 2014, primarily due to lower sales from Central Appalachia partially offset by sales from the new Pennyrile operation.
  Total revenues and coal revenues of $39.6 million and $31.6 million, respectively, compared to $61.9 million and $52.5 million, respectively, for the same period of 2014.
  Coal revenues per ton of $46.81 compared to $53.80 for the fourth quarter of 2014, a decrease of 13.0%.
  Cost of operations from continuing operations of $33.7 million compared to $54.5 million for the same period of 2014.
  Cost of operations per ton from continuing operations of $49.96 compared to $55.83 for the fourth quarter of 2014, a decrease of 10.5%.

Total coal revenues decreased approximately 39.8% primarily due to fewer steam coal tons sold and lower steam coal prices in Central Appalachia, partially offset by sales from the new Pennyrile mine in the Illinois Basin. Coal revenues per ton decreased primarily because of lower prices for steam coal sold in the fourth quarter of 2015 compared to the same period of 2014, as well as the larger mix of lower priced tons from our Pennyrile mine. Total cost of operations decreased primarily due to the idling of mining operations in the fourth quarter in Central Appalachia in response to weak market demand as Rhino took steps to decrease excess coal inventory balances, partially offset by the ongoing startup of the new Pennyrile mine in the Illinois Basin. The decrease in the cost of operations on a per ton basis was primarily due lower costs in Northern Appalachia operations as Rhino experienced adverse mining conditions at the Hopedale operation as Rhino developed the 7-seam reserve during the three months ended December 31, 2014.

Results for the year ended December 31, 2015 included:

  Adjusted EBITDA from continuing operations of $14.3 million and net loss from continuing operations of $55.9 million compared to Adjusted EBITDA from continuing operations of $15.5 million and net loss from continuing operations of $81.3 million for the year ended December 31, 2014. Net loss for the year ended December 31, 2015 was impacted by $32.1 million of asset impairment and related charges.  Net loss for the year ended December 31, 2014 was impacted by $45.3 million of asset impairment and related charges, as well as an additional $5.9 million impairment charge related to the Rhino Eastern joint venture investment. Including income from discontinued operations of approximately $0.7 million, total net loss and Adjusted EBITDA for the year ended December 31, 2015 were $55.2 million and $15.0 million, respectively. Including income from discontinued operations of approximately $130.3 million, total net income and Adjusted EBITDA for the year ended December 31, 2014 were $49.0 million and $145.8 million, respectively. Income from discontinued operations for the year ended December 31, 2014 consisted primarily of the gain of approximately $121.7 million from the sale of the Utica Shale oil and natural gas properties.
  Basic and diluted net loss per common unit from continuing operations of $1.87 compared to basic and diluted net loss per common unit from continuing operations of $2.32 for the year ended December 31, 2014. Including income from discontinued operations, total basic and diluted net loss per common unit was $1.85 for the year ended December 31, 2015 compared to total basic and diluted net income per common unit of $2.07 for the year ended December 31, 2014.
  Coal sales were 3.5 million tons compared to 3.6 million for the year ended December 31, 2014.
  Total revenues and coal revenues of $206.8 million and $171.1 million, respectively, compared to $239.1 million and $202.9 million, respectively, for the same period of 2014.
  Coal revenues per ton of $49.35 compared to $57.03 for the year ended December 31, 2014, a decrease of 13.5%.
  Cost of operations from continuing operations of $175.5 million compared to $200.2 million for the same period of 2014.
  Cost of operations per ton from continuing operations of $50.63 compared to $56.26 for the year ended December 31, 2014, a decrease of 10.0%.

Total coal revenues decreased approximately 15.7% primarily due to fewer tons sold and lower steam coal prices in Central Appalachia, partially offset by sales from the new Pennyrile mine in the Illinois Basin. Coal revenues per ton decreased primarily because of lower prices for steam coal sold in Central Appalachia in the year ended December 31, 2015 compared to the same period of 2014, as well as the larger mix of lower priced tons from the Pennyrile mine. Total cost of operations decreased due to lower costs in Central Appalachia as Rhino idled the majority of its operations in this region beginning in the third quarter of 2015 due to weak market demand thereby reducing production in this region, partially offset by the ongoing startup of the new Pennyrile mine in the Illinois Basin. The decrease in the cost of operations on a per ton basis was primarily due to lower costs from the Northern Appalachia operations as Rhino experienced adverse mining conditions at the Hopedale operation as Rhino developed the 7-seam reserve during the year ended December 31, 2014.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues. For the quarter ended December 31, 2015, the Partnership had four reportable business segments: Central Appalachia (including the Elk Horn coal leasing operations), Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

The Partnership historically accounted for the Rhino Eastern joint venture (formed in the year ended December 31, 2008) under the equity method. Under the equity method of accounting, the Partnership had historically only presented limited information (net income). The Partnership considered this operation to comprise a separate operating segment prior to its dissolution in January 2015. With the dissolution of the Rhino Eastern joint venture in January 2015, the Partnership had no operating activities for this joint venture for the three months and year ended December 31, 2015. Consistent with prior years’ presentation, results for the Rhino Eastern joint venture have been reported for prior years’ segment reporting purposes.

(In millions, except per ton data and %)	Fourth Quarter 2015	Fourth Quarter 2014	% Change* 4Q15 / 4Q14	Year to Date 2015	Year to Date 2014	% Change* 2015 / 2014
Central Appalachia
Coal revenues	$4.7	$18.9	(74.9%)	$45.2	$89.0	(49.3%)
Total revenues	$9.4	$23.8	(60.4%)	$68.0	$109.5	(37.9%)
Coal revenues per ton*	$63.20	$69.16	(8.6%)	$58.08	$70.53	(17.6%)
Cost of operations	$6.9	$17.8	(61.5%)	$47.8	$81.2	(41.1%)
Cost of operations per ton*	$91.33	$65.10	40.3%	$61.54	$64.33	(4.3%)
Tons produced	0.047	0.256	(81.7%)	0.673	1.262	(46.7%)
Tons sold	0.075	0.274	(72.5%)	0.778	1.262	(38.4%)
Northern Appalachia
Coal revenues	$7.7	$15.1	(49.0%)	$52.4	$60.5	(13.4%)
Total revenues	$10.8	$18.2	(40.6%)	$63.3	$71.5	(11.5%)
Coal revenues per ton*	$55.15	$58.46	(5.7%)	$57.72	$59.51	(3.0%)
Cost of operations	$4.3	$13.3	(67.8%)	$42.1	$56.5	(25.5%)
Cost of operations per ton*	$30.88	$51.83	(40.4%)	$46.44	$55.67	(16.6%)
Tons produced	0.169	0.256	(34.0%)	0.920	0.963	(4.5%)
Tons sold	0.139	0.257	(45.9%)	0.907	1.015	(10.7%)
Rhino Western
Coal revenues	$8.1	$12.2	(33.8%)	$35.3	$44.0	(19.8%)
Total revenues	$8.1	$12.2	(34.0%)	$35.3	$44.1	(19.9%)
Coal revenues per ton*	$36.96	$40.51	(8.8%)	$37.16	$41.27	(9.9%)
Cost of operations	$7.6	$10.5	(27.0%)	$31.8	$36.0	(11.7%)
Cost of operations per ton*	$34.96	$34.74	0.6%	$33.43	$33.70	(0.8%)
Tons produced	0.213	0.287	(26.0%)	0.975	1.068	(8.7%)
Tons sold	0.219	0.301	(27.5%)	0.950	1.067	(10.9%)
Illinois Basin
Coal revenues	$11.1	$6.3	76.4%	$38.2	$9.4	304.8%
Total revenues	$11.2	$6.3	79.0%	$38.6	$9.7	296.1%
Coal revenues per ton	$45.79	$43.92	4.3%	$45.98	$44.28	3.9%
Cost of operations	$12.3	$8.8	40.8%	$43.6	$12.0	262.4%
Cost of operations per ton	$51.03	$61.31	(16.8%)	$52.39	$56.35	(7.0%)
Tons produced	0.219	0.111	97.4%	0.843	0.221	281.4%
Tons sold	0.242	0.143	69.2%	0.832	0.213	289.7%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.1	$1.4	(93.2%)	$1.6	$4.3	(63.7%)
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$2.6	$4.1	(36.9%)	$10.2	$14.5	(29.7%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$31.6	$52.5	(39.8%)	$171.1	$202.9	(15.7%)
Total revenues	$39.6	$61.9	(35.9%)	$206.8	$239.1	(13.5%)
Coal revenues per ton*	$46.81	$53.80	(13.0%)	$49.35	$57.03	(13.5%)
Cost of operations	$33.7	$54.5	(38.1%)	$175.5	$200.2	(12.3%)
Cost of operations per ton*	$49.96	$55.83	(10.5%)	$50.63	$56.26	(10.0%)
Tons produced	0.648	0.910	(28.9%)	3.411	3.514	(2.9%)
Tons sold	0.675	0.975	(30.8%)	3.467	3.557	(2.6%)
Eastern Met 100% Basis ****
Coal revenues	$0.0	$5.0	n/a	$0.0	$21.4	n/a
Total revenues	$0.0	$5.1	n/a	$0.0	$21.7	n/a
Coal revenues per ton*	$0.0	$97.07	n/a	$0.0	$97.76	n/a
Cost of operations	$0.0	$6.4	n/a	$0.0	$28.6	n/a
Cost of operations per ton*	$0.0	$125.03	n/a	$0.0	$130.41	n/a
Tons produced***	0.000	0.055	n/a	0.000	0.213	n/a
Tons sold***	0.000	0.051	n/a	0.000	0.219	n/a

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

*** Rhino Eastern produced and sold only premium mid-vol met coal.

**** Eastern Met included the financial data for the Rhino Eastern joint venture in which the Partnership had a 51% membership interest and for which the Partnership served as manager prior to the dissolution of the joint venture in January 2015. The Partnership’s consolidated revenue and costs did not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounted for this operation under the equity method. The Partnership only recorded its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributed to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Fourth Quarter 2015	Fourth Quarter 2014	% Change* 4Q15 / 4Q14	Year to Date 2015	Year to Date 2014	% Change* 2015 / 2014
Met coal tons sold	28.1	102.6	(72.6%)	187.0	337.0	(44.5%)
Steam coal tons sold	47.2	171.5	(72.5%)	590.4	924.6	(36.2%)
Total tons sold	75.3	274.1	(72.5%)	777.4	1,261.6	(38.4%)

Met coal revenue	$2,738	$7,752	(64.7%)	$15,391	$26,058	(40.9%)
Steam coal revenue	$2,019	$11,204	(82.0%)	$29,762	$62,920	(52.7%)
Total coal revenue	$4,757	$18,956	(74.9%)	$45,153	$88,978	(49.3%)

Met coal revenues per ton	$97.30	$75.59	28.7%	$82.30	$77.33	6.4%
Steam coal revenues per ton	$42.84	$65.32	(34.4%)	$50.41	$68.05	(25.9%)
Total coal revenues per ton	$63.20	$69.16	(8.6%)	$58.08	$70.53	(17.6%)

Met coal tons produced	45.2	84.2	(46.3%)	246.9	333.3	(25.9%)
Steam coal tons produced	1.5	171.4	(99.1%)	426.0	928.9	(54.1%)
Total tons produced	46.7	255.6	(81.7%)	672.9	1,262.2	(46.7%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Fourth Quarter 2015 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary. Additional information regarding Rhino is available on its web site – RhinoLP.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s inability to obtain additional financing necessary to fund its capital expenditures, meet working capital needs and maintain and grow its operations or its inability to obtain alternative financing upon the expiration of its credit facility; Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units and its ability to maintain compliance with the New York Stock Exchange’s (“NYSE”) continued listing requirements; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; Rhino’s ability to successfully diversify its operations into other non-coal natural resources; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2015 AND 2014
(in thousands)
	December 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$78	$626
Accounts receivable, net of allowance	14,569	22,467
Inventories	8,570	13,030
Prepaid expenses and other	6,227	5,006
Total current assets	29,444	41,129
Net property, plant & equipment, incl coal properties, mine development and construction costs	333,507	383,437
Investment in unconsolidated affiliates	7,578	20,653
Other non-current assets	34,138	18,840
Non-current assets held for sale	-	9,279
TOTAL	$404,667	$473,338
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,336	$10,924
Current portion of long-term debt	41,479	210
Accrued expenses and other	14,914	19,190
Total current liabilities	65,729	30,324
NON-CURRENT LIABILITIES:
Long-term debt	2,595	57,222
Asset retirement obligations	22,980	28,452
Other non-current liabilities	45,435	34,165
Non-current liabilities held for sale	-	2,250
Total non-current liabilities	71,010	122,089
Total liabilities	136,739	152,413
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
Limited partners	253,312	308,586
General partner	9,821	10,966
Accumulated other comprehensive income	4,795	1,373
Total partners' capital	267,928	320,925
TOTAL	$404,667	$473,338

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014
REVENUES:
Coal sales	$31,581	$52,478	$171,074	$202,881
Other revenues	8,063	9,392	35,672	36,176
Total revenues	39,644	61,870	206,746	239,057
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	33,703	54,455	175,499	200,141
Freight and handling costs	778	658	2,693	1,877
Depreciation, depletion and amortization	7,485	9,444	33,181	37,233
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	3,110	4,844	15,446	19,226
Loss on asset impairments	27,053	45,296	31,564	45,296
(Gain)/loss on sale/disposal of assets—net	159	(101)	(292)	(569)
Total costs and expenses	72,288	114,596	258,091	303,204
(LOSS) FROM OPERATIONS	(32,644)	(52,726)	(51,345)	(64,147)
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(1,342)	(908)	(5,001)	(5,708)
Interest income and other	-	2	38	274
Equity in net income (loss) of unconsolidated affiliate	-	(7,004)	342	(11,712)
Total interest and other (expense)	(1,342)	(7,910)	(4,621)	(17,146)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(33,986)	(60,636)	(55,966)	(81,293)
NET (LOSS) FROM CONTINUING OPERATIONS	(33,986)	(60,636)	(55,966)	(81,293)
DISCONTINUED OPERATIONS
(Loss)/income from discontinued operations	-	(74)	722	130,342
NET INCOME/(LOSS)	$(33,986)	$(60,710)	$(55,244)	$49,049

General partner's interest in net (loss)/income:
Net (loss) from continuing operations	$(680)	$(1,200)	$(1,119)	$(1,626)
Net (loss)/income from discontinued operations	-	(1)	14	2,607
General partner's interest in net income/(loss)	$(680)	$(1,201)	$(1,105)	$981
Common unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$(19,146)	$(33,744)	$(31,491)	$(45,705)
Net (loss)/income from discontinued operations	-	(42)	406	73,271
Common unitholders' interest in net income/(loss)	$(19,146)	$(33,786)	$(31,085)	$27,566
Subordinated unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$(14,160)	$(25,692)	$(23,356)	$(33,962)
Net (loss)/income from discontinued operations	-	(31)	302	54,464
Subordinated unitholders' interest in net income/(loss)	$(14,160)	$(25,723)	$(23,054)	$20,502
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(1.14)	$(2.03)	$(1.87)	$(2.32)
Net income per unit from discontinued operations	-	(0.00)	0.02	4.39
Net (loss)/income per common unit, basic	$(1.14)	$(2.03)	$(1.85)	$2.07
Subordinated units
Net (loss) per unit from continuing operations	$(1.14)	$(2.08)	$(1.89)	$(3.31)
Net income per unit from discontinued operations	-	(0.00)	0.02	4.39
Net (loss)/income per common unit, basic	$(1.14)	$(2.08)	$(1.87)	$1.08
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(1.14)	$(2.03)	$(1.87)	$(2.32)
Net income per unit from discontinued operations	-	(0.00)	0.02	4.39
Net (loss)/income per common unit, diluted	$(1.14)	$(2.03)	$(1.85)	$2.07
Subordinated units
Net (loss) per unit from continuing operations	$(1.14)	$(2.08)	$(1.89)	$(3.31)
Net income per unit from discontinued operations	-	(0.00)	0.02	4.39
Net (loss)/income per common unit, diluted	$(1.14)	$(2.08)	$(1.87)	$1.08

Distributions paid per limited partner unit (1)	$-	$0.05	$0.07	$1.385
Weighted average number of limited partner units outstanding, basic:
Common units	16,756	16,685	16,714	16,678
Subordinated units	12,393	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	16,756	16,685	16,714	16,685
Subordinated units	12,393	12,397	12,396	12,397

(1) No distributions were paid on the subordinated units for the three and twelve months ended December 31, 2015 and 2014.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization). Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that was recognized in prior periods as a single line item in its financial statements was affected by these expense items. Since Rhino did not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	Fourth Quarter 2015	Fourth Quarter 2014	Year to Date 2015	Year to Date 2014
Net (loss) from continuing operations	$(34.0)	$(60.6)	$(55.9)	$(81.3)
Plus:
Depreciation, depletion and amortization (DD&A)	7.5	9.4	33.2	37.2
Interest expense	1.3	0.9	5.0	5.7
EBITDA from continuing operations **	$(25.2)	$(50.3)	$(17.8)	$(38.4)
Plus: Rhino Eastern DD&A-51%	-	0.3	-	1.0
Plus: Loss on asset impairment and other non-cash charges (1)	27.1	52.9	32.1	52.9
Adjusted EBITDA from continuing operations	1.9	2.9	14.3	15.5
Net income from discontinued operations	-	(0.1)	0.7	130.3
Adjusted EBITDA	$1.9	$2.8	$15.0	$145.8

** Totals may not foot due to rounding.

(1) During the three months and year ended December 31, 2015, the Partnership recorded $27.1 million and $31.6 million, respectively, of non-cash charges related to asset impairment charges associated with our various mining properties and other assets that were evaluated for impairment and reduced to our estimate of fair value during the fourth quarter of 2015. Please see our more detailed discussion of these asset impairment and related charges that is included earlier in this release. During the year ended December 31, 2015, we also incurred other non-cash charges that included an approximate $0.5 million charge for accounts receivable allowances for certain customers in Central Appalachia.

For the total $52.9 million of non-cash charges incurred during the three months and year ended December 31, 2014, approximately $45.3 million related to asset impairment and related charges associated with our various mining properties that were evaluated for impairment and reduced to our estimate of fair value during the fourth quarter of 2014. An additional component of the $52.9 million of non-cash charges relates to the $5.9 million impairment charge for our Rhino Eastern joint venture. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how management assesses the performance of Rhino’s business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino’s performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino’s operating results.

	Three Months Ended Dec 31		Twelve Months Ended Dec 31
($ in millions)	2015	2014	2015	2014
Net cash provided by operating activities	$0.3	$3.8	$14.2	$21.2
Plus:
Increase in net operating assets	-	-	-	-
Gain on sale of assets	-	0.1	1.0	130.6
Amortization of deferred revenue	1.7	0.4	3.8	1.7
Amortization of actuarial gain	0.6	0.1	0.8	0.4
Interest expense	1.3	0.9	5.0	5.7
Equity in net income of unconsolidated affiliate	-	-	0.3	-
Less:
Decrease in net operating assets	0.8	1.7	5.4	4.6
Accretion on interest-free debt	-	-	0.1	-
Amortization of advance royalties	0.2	0.2	0.8	0.4
Amortization of debt issuance costs	0.3	0.2	1.4	2.1
Equity-based compensation	-	-	-	0.3
Provision for doubtful accounts	-	0.7	0.5	0.7
Loss on retirement of advanced royalties	0.1	-	0.1	0.3
Loss on asset impairment	27.1	45.3	31.6	45.3
Loss on sale of assets	0.2	-	-	-
Accretion on asset retirement obligations	0.4	0.6	2.1	2.3
Distribution from unconsolidated affiliates	-	-	0.2	-
Equity in net loss of unconsolidated affiliates	-	7.0	-	11.7
EBITDA	$(25.2)	$(50.4)	$(17.1)	$91.9
Plus: Rhino Eastern DD&A-51%	-	0.3	-	1.0
Plus: Loss on asset impairment and other non-cash charges (1)	27.1	52.9	32.1	52.9
Adjusted EBITDA	$1.9	$2.8	$15.0	$145.8
Less: Net income from discontinued operations	-	(0.1)	0.7	130.3
Adjusted EBITDA from continuing operations	$1.9	$2.9	$14.3	$15.5

(1) During the three months and year ended December 31, 2015, the Partnership recorded $27.1 million and $31.6 million, respectively, of non-cash charges related to asset impairment charges associated with our various mining properties and other assets that were evaluated for impairment and reduced to our estimate of fair value during the fourth quarter of 2015. Please see our more detailed discussion of these asset impairment and related charges that is included earlier in this release. During the year ended December 31, 2015, we also incurred other non-cash charges that included an approximate $0.5 million charge for accounts receivable allowances for certain customers in Central Appalachia.

For the total $52.9 million of non-cash charges incurred during the three months and year ended December 31, 2014, approximately $45.3 million related to asset impairment and related charges associated with our various mining properties that were evaluated for impairment and reduced to our estimate of fair value during the fourth quarter of 2014. An additional component of the $52.9 million of non-cash charges relates to the $5.9 million impairment charge for our Rhino Eastern joint venture. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how management assesses the performance of Rhino’s business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino’s performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino’s operating results.

Investor Contact:
Scott Morris
+1 859.519.3622
smorris@rhinolp.com